Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Current Report on Form 8-K/A and in the Registration Statements on Form S-8 (Nos. 333-47069, 333-56849, 333-103570, 333-143923 and 333-142279) and Form S-3 (File Nos. 333-81419, 333-90961, 333-39744, 333-111738, 333-114938, 333-119134 and 333-136819) of Quanta Services, Inc. of our report dated March 13, 2007, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in InfraSource Services, Inc.’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006.
PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania
November 16, 2007